Exhibit 10(mm)

EXECUTION VERSION

WAIVER AGREEMENT AND
SEVENTH AMENDMENT TO CREDIT AGREEMENT

THIS WAIVER AGREEMENT AND SEVENTH AMENDMENT TO CREDIT AGREEMENT (the “Agreement”) is made as of January 14, 2011 among TASTY BAKING COMPANY, a Pennsylvania corporation (“Company”), the direct and indirect subsidiaries of the Company from time to time parties to the Credit Agreement (as defined herein) (the “Subsidiary Borrowers” and with the Company, collectively, the “Borrowers”), CITIZENS BANK OF PENNSYLVANIA, as Administrative Agent and Collateral Agent (in such capacities, collectively, the “Agent”), and Citizens Bank of Pennsylvania as Swing Line Lender and L/C Issuer, and EACH OTHER LENDER party to the Credit Agreement (collectively, including Citizens Bank of Pennsylvania in its capacities as Swing Line Lender and L/C Issuer, the “Lenders” and each individually, a “Lender”).

RECITALS

WHEREAS, Borrowers, Lenders and Agent have previously entered into a certain Credit Agreement dated September 6, 2007, amended by (i) that certain First Amendment to Credit Agreement, dated December 12, 2007, (ii) that certain Second Amendment to Credit Agreement, dated July 16, 2008, (iii) that certain Third Amendment to Credit Agreement, dated October 29, 2008, (iv) that certain Fourth Amendment to Credit Agreement, dated December 24, 2009, (v) that certain Fifth Amendment to Credit Agreement, dated July 30, 2010, and (vi) that certain Waiver Agreement and Sixth Amendment to Credit Agreement, dated December 31, 2010 (as so amended and as the same may be further amended, supplemented or restated from time to time, the “Credit Agreement”), pursuant to which, inter alia, Agent and Lenders agreed to extend to Borrowers certain credit facilities subject to the terms and conditions set forth therein; and

WHEREAS, Borrowers are indebted to Lenders on account of various loans and advances extended by one or more Lenders to Borrowers  (collectively, the “Loans”) pursuant to the Credit Agreement and other Loan Documents (as defined in the Credit Agreement), including, without limitation, each of the following executed by one or more Borrowers and dated September 6, 2007: (i) the Security Agreement; (ii) Open-End Mortgage and Security Agreement; (iii) Open-End Fee and Leasehold Mortgage and Security Agreement; and (iv) other Collateral Documents (as defined in the Credit Agreement); and

WHEREAS, Agent has a first priority, perfected security interest and lien in and against all of Borrowers’ assets, including, without limitation, all real property and tangible and intangible personal property, including but not limited to all accounts, equipment, goods, inventory, and general intangibles (including, without limitation, all patents, trademarks and copyrights) whether now owned or hereafter acquired, and the cash and non-cash proceeds thereof, as such terms are defined under the Uniform Commercial Code, as adopted by the

Commonwealth of Pennsylvania, and the Bakery Lease (all of the foregoing, collectively, the “Collateral”), subject only to the terms of the Intercreditor Agreement (as defined below); and

WHEREAS, the Commonwealth of Pennsylvania acting by and through the Department of Community and Economic Development, Machinery and Equipment Loan Fund (“MELF”) has extended to Borrowers certain loans (the “MELF Loans”) secured by a security interest in certain of the Collateral, subject to the Intercreditor Agreement; and

WHEREAS, Borrowers and MELF entered into that certain letter agreement, dated December 31, 2010, pursuant to which, among other things MELF waived all defaults and events of default, if any, related to the MELF Loans and deferred to January 31, 2011 all payments owed MELF; and

WHEREAS, the PIDC Local Development Corporation (“PIDC”) has extended to Borrowers certain loans (the “PIDC Loans”) secured by a security interest in certain of the Collateral, subject to the Intercreditor Agreement; and

WHEREAS, Borrowers and PIDC entered into that certain letter agreement, dated December 31, 2010, pursuant to which, among other things, PIDC waived all defaults and events of default, if any, related to the PIDC Loans and deferred to January 31, 2011 all payments owed PIDC; and

WHEREAS, that certain Intercreditor and Collateral Sharing Agreement (as amended and restated on or about the date hereof and as the same may be further amended, restated, modified and/or supplemented from time to time, the “Intercreditor Agreement”), dated September 6, 2007, by and among the Borrowers, Agent (on its own behalf and in its capacity as agent for the Lenders), MELF and PIDC, sets forth the respective priorities, rights and remedies with respect to payment of Borrowers’ respective obligations to Lenders, MELF and PIDC, and with respect to the Collateral; and

WHEREAS, the Company has entered into the following agreements related to premises occupied or to be occupied by it at the former Philadelphia Navy Yard: the Company’s Industrial Lease Agreement (the “Bakery Lease”) and the Company’s Improvements Agreement (the “Improvements Agreement”), each with L/S 26th Street South, L.P. (“Liberty”), as assignee of Liberty Property/Synterra Limited Partnership, each dated May 8, 2007, as amended, and the Company’s Office Lease (the “Office Lease”, and together with the Bakery Lease and the Improvements Agreement, as each may have been amended from time to time, the “Liberty Leases”) with L/S Three Crescent Drive, LP (“Liberty II”), dated June 15, 2007; and

WHEREAS, Borrowers and Liberty entered into that certain letter agreement, dated December 31, 2010, pursuant to which, among other things, Liberty waived all defaults and events of default, if any, under the Bakery Lease and Improvements Agreement and deferred to January 31, 2011 all payments (except payments for Operating Expenses (as defined in the Bakery Lease)) owed Liberty; and

WHEREAS, Borrowers and Liberty II entered into that certain letter agreement, dated December 31, 2010, pursuant to which, among other things, Liberty II waived all defaults and events of default, if any, under the Office Lease and deferred to January 31, 2011 all payments (except payments for Operating Expenses (as defined in the Office Lease)) owed Liberty II; and

WHEREAS, that certain Lease Estoppel, Certificate, Amendment of Lease and Agreement, dated September 6, 2007, among Liberty, the Company and the Agent (on its own behalf and in its capacity as agent for the Lenders), sets forth, among other things, the respective rights and remedies of Liberty and Agent related to the Bakery Lease and the Improvements Agreement and the obligations to Lenders and Liberty with respect to the such agreements and related premises (“Estoppel Certificate”).  Pursuant to the Estoppel Certificate, Liberty has acknowledged and consented to the Agent’s leasehold mortgage in the Bakery Lease; and

WHEREAS, in December 2010, Borrowers informed Agent that they would be unable to make payments of principal due January 1, 2011 under the Credit Agreement and other Loan Documents (the “Payment Default”) in the amounts set forth in Schedule 1 hereto; and

WHEREAS, in December 2010, Borrowers further informed Agent that, as of December 25, 2010, they did not expect to be in compliance with certain financial covenants tested as at December 25, 2010 set forth in Section 6.12 of the Credit Agreement as more particularly identified on Schedule 1 hereto (collectively with the Payment Default, but specifically excluding any defaults that may now or hereafter exist under Section 6.12 (as amended hereby) with respect to any periods other than the period ending December 25, 2010, the “Specified Defaults”, and each a “Specified Default”); and

WHEREAS, the Commitment to make Working Capital Loans (of which the Swing Line Loan facility is a subfacility) was to be reduced from $35,000,000 to $34,000,000 on December 31, 2010 and, in December 2010, the Borrowers requested that the Lenders agree to postpone the reduction until January 14, 2011; and

WHEREAS, pursuant to the Waiver Agreement and Sixth Amendment to Credit Agreement, dated December 31, 2010 (the “Sixth Amendment”), the Lenders, among other things, waived the Specified Defaults to the extent such Specified Defaults existed prior to January 15, 2011 (but not to the extent such Specified Defaults continued to exist on or after January 15, 2011), and delayed to January 14, 2011 the reduction of the Commitment to make Working Capital Loans, all subject to terms and conditions set forth in the Sixth Amendment, in order to allow Borrowers to pursue a strategy to pay in full in cash and satisfy Borrowers’ financial obligations to Lenders under the Credit Agreement and other Loan Documents; and

WHEREAS, the Specified Defaults, as of January 15, 2011, would constitute Events of Default under the Credit Agreement and other Loan Documents, without the need for further notice or opportunity to cure; and

WHEREAS, Borrowers have informed Agent that Borrowers have commitments for new loans (the “New Loans”) from lenders (each a “New Lender” and, together, the “New Lenders”),

including without limitation PIDC and MELF, in an aggregate principal amount of not less than $5,000,000; and

WHEREAS, Borrowers have requested that Lenders, among other things, waive the Specified Defaults to the extent such Specified Defaults exist prior to the Waiver Termination Date (as defined herein) (but not to the extent such Specified Defaults exist on or after the Waiver Termination Date), continue to make Working Capital Revolver Loans to Borrowers, and further delay the reduction in the Commitment to make Working Capital Loans during the Waiver Period, to allow Borrowers to continue to pursue a strategy to pay in full in cash and satisfy Borrowers’ financial obligations to Lenders under the Credit Agreement and other Loan Documents, including pursuing a sale of all or substantially all of the assets or equity of the Borrowers (the “Sale”); and

WHEREAS, the Q1 Budget, required by Section 9(h) hereof, has been delivered by the Borrowers on behalf of the Borrowers to Lenders, and Lenders acknowledge that the Q1 Budget is in form and substance acceptable to Lenders.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, and the foregoing recitals being fully incorporated as if set forth below, the parties hereto hereby agree, effective as of the Effective Date (as defined below), as follows:

1.           Defined Terms.  Unless otherwise defined herein, capitalized terms used herein which are defined in Credit Agreement are used herein as therein defined.

2.           Amount of Indebtedness.  Borrowers acknowledge and agree that (a) as of January 13, 2011, the outstanding principal amount of the Obligations under the Loan Documents was in an amount not less than $93,888,711.81, exclusive of late charges, default and other interest, fees, costs of collection, attorney fees, and other charges and additional amounts which are due or may become due with the passage of time under the Loan Documents, and (b) Borrowers are truly and justly indebted to one or more Lenders in respect of all Obligations under the Loan Documents without defense, counterclaim or offset of any kind, and Borrowers ratify and reaffirm the validity, enforceability and binding nature of such Obligations.  Borrowers acknowledge and agree that the amounts set forth on Schedule 1, but for this Agreement, were due and payable to Lenders on January 14, 2011.  Borrowers acknowledge and agree that, as of the Waiver Termination Date, the Specified Defaults, including, without limitation Borrowers’ failure to pay to Agent the amounts of the Payment Default on or before the Waiver Termination Date, shall constitute Events of Default under the Credit Agreement and other Loan Documents (which may be in addition to other Events of Default), without the need for further notice to Borrowers or any other person and without any opportunity to cure.  Each Borrower hereby waives any right it may otherwise have now or in the future to notice of or opportunity to cure any Specified Default.

3.           Security.  As security for the Obligations due to the Agent and the Lenders under the Loan Documents, Agent (for itself and for the benefit of the Lenders) has been granted and holds valid and perfected first-priority security interests in and against, inter alia, the Collateral, which Collateral constitutes all of the Borrowers’ assets.  Borrowers hereby reaffirm and confirm their grant to Agent and Lenders of a security interest and lien in and against all of Borrowers’ assets, including, without limitation, all fee, leasehold and other interests in real property, and tangible and intangible personal property, including but not limited to all accounts, equipment, goods, inventory, investment property and general intangibles (including, without limitation, all patents, trademarks and copyrights), whether now owned or hereafter acquired, and the cash and non-cash proceeds thereof, as such terms are defined under the Uniform Commercial Code, as adopted by the Commonwealth of Pennsylvania.  Borrowers previously agreed, and by this Agreement, reaffirm their agreement, to deliver and authorize the filing of Uniform Commercial Code Financing Statements, mortgage and leasehold mortgage agreements and intellectual property security agreements by the Agent to confirm and/or perfect the Agent’s security interests in the Borrowers’ assets, and grant power to and appoint Agent as Borrowers’ attorney-in-fact to execute and record such instruments on Borrowers’ behalf.

4.           Events of Default and Waiver.

          a.           Events of Default.  Borrowers (a) acknowledge and agree that, without this Agreement, the Specified Defaults would constitute Events of Default under the Loan Documents, and (b) represent and warrant to Lenders that no other Default or Event of Default has occurred and continues to exist as of the Effective Date.

          b.           Waiver.  Lenders hereby waive any Specified Default, but only to the extent such Specified Default exists prior to the Waiver Termination Date.  For the sake of clarity, to the extent any Specified Default continues to exist as of the Waiver Termination Date (or, but for this Agreement, would have existed at any time from and including December 25, 2010 through the Waiver Termination Date), such Specified Default shall constitute an Event of Default under the Credit Agreement without the need for further notice to Borrowers or any other person and without any opportunity to cure as of the Waiver Termination Date.  Each Borrower hereby waives any right it may otherwise have now or in the future to notice of any Specified Default or to cure any Specified Default.  For the sake of clarity, immediately upon termination of the Waiver Period (for any reason), the Specified Defaults shall constitute Events of Default under the Credit Agreement and other Loan Documents and the Lenders shall be entitled to take any and all remedial actions and exercise any and all rights and remedies against the Borrowers and may cease making Loans under the Credit Agreement.

EXCEPT AS EXPRESSLY PROVIDED IN THE PRECEDING SUBSECTION 4(b), THIS AGREEMENT DOES NOT SERVE AS A WAIVER OF ANY DEFAULTS OR EVENTS OF DEFAULT WHICH MAY NOW OR HEREAFTER EXIST and the Lenders and Agent reserve any and all rights and remedies under the Loan Documents, at law or in equity, in connection with any Defaults or Events of Default other than as provided above with respect to Specified Defaults.  No delay or failure on the part of the Lenders or Agent to exercise any right or remedy hereunder or under the Loan Documents shall operate as a waiver of any Default or Event of Default, and no single or partial exercise of any right or remedy hereunder or under the Loan Documents shall preclude other or further exercise thereof or the exercise of any other right or remedy.  No action or forbearance by the Lenders shall be construed to constitute a waiver of any of the provisions hereof or of the Loan Documents.

5.           Waiver Period.  For purposes of this Agreement, the term “Waiver Period” shall mean the period from and including the Effective Date until the earliest to occur of (the date of such occurrence, the “Waiver Termination Date”) (i) June 30, 2011; (ii) the Closing of a Sale; or (iii) the occurrence of any Default or Event of Default under the Credit Agreement (except for any Specified Default).

6.           Amendments to Credit Agreement.  The Credit Agreement and other Loan Documents are hereby amended to provide as follows:

          a.           Deferral of Principal Payments.  The Loan Documents are hereby amended to provide that payments of principal to be paid to Lenders from the Effective Date to the Waiver Termination Date (other than payments related to the Swing Loans to the extent the Total Outstandings of Working Capital Revolver Loans, Swing Line Loans and L/C Obligations, would otherwise exceed the Aggregate Commitment for Working Capital Loans for all Lenders), shall be due and payable and shall be paid to Lenders on the Waiver Termination Date.  For the sake of clarity, Borrowers’ obligations under the Loan Documents to pay Obligations other than principal payments remain unchanged by this Agreement.

          b.           Letters of Credit.

            (i)           Section 1.01 of the Credit Agreement is hereby amended to replace the definition of “L/C Sublimit” with the following: ““L/C Sublimit” means an amount equal to $20,000,000; provided, however, effective on and after the Seventh Amendment Effective Date, the L/C Sublimit shall mean an amount equal to the aggregate amount of outstanding Letters of Credit as of the Seventh Amendment Effective Date.  The L/C Sublimit is part of, and not in addition to, the Aggregate Commitments for Revolving Loans.”

            (ii)          Section 2.03(a)(i) is hereby amended to replace “(1) from time to time on any Business Day during the period from the Closing Date until the L/C Expiration Date” with “(1) from time to time on any Business Day during the period from the Closing Date until the Seventh Amendment Effective Date”.

            (iii)         This will confirm the agreement of the parties that Letters of Credit may not, from and after the Seventh Amendment Effective Date, be issued by the L/C Issuer under the Fixed Asset Revolving Loan Sublimit and no L/C Credit Extension shall be permitted under the Fixed Asset Revolving Loan Sublimit.

c.         Definitions.

                 (i)           Each of the following new definitions is added in its correct alphabetical location in Section 1.01 of the Credit Agreement:

“Financial Advisor” has the meaning specified in Section 9.01(u).

“Gross Sales” means the total invoice value of sales before deducting discounts or making allowances for returns or other adjustments.

“Janney” means Janney Montgomery Scott LLC.

“Liberty” has the meaning specified in Section 7.20.

“Liberty II” has the meaning specified in Section 7.20.

“Liquidity” means ledger cash plus available amounts under the Swing Line.

“New Lender” has the meaning specified in the Seventh Amendment.

“New Loans” has the meaning specified in the Seventh Amendment.

“Office Lease” means the Company’s Office Lease with Liberty II dated June 15, 2007.

“Purchase Agreement” has the meaning specified in Section 6.25.

“Sale” means a sale of all or substantially all of the assets or equity of the Borrowers (whether by asset sale, merger, equity sale or otherwise).

“Seventh Amendment” means that certain Waiver Agreement and Seventh Amendment to Credit Agreement, dated as of January 14, 2011, among the Borrowers, the Agent and the Lenders.

“Seventh Amendment Effective Date” means the date that the Seventh Amendment becomes effective in accordance with its terms.

“Sixth Amendment” has the meaning specified in Section 9.01(u).

“Waiver Period” means the period from and including the Seventh Amendment Effective Date until the earliest to occur of (the date of such occurrence, the “Waiver Termination Date”) (i) June 30, 2011; (ii) the closing of a Sale; or (iii) the occurrence of any Default or Event of Default under the Credit Agreement (except for any Specified Default (as defined in the Seventh Amendment)).

(ii)           The definition of “EBITDA” is deleted in its entirety and replaced with the following:

“EBITDA” means with respect to Borrowers for any period the cumulative consolidated net income (excluding Option Proceeds and extraordinary gains and losses), plus the sum of but without duplication (a) Interest Expense, (b) income tax expense (in the case of accrued income tax benefit, this shall be a negative number), (c) depreciation and amortization, (d) costs and expenses associated with financing the Borrowers and the Sale process, (e) non-cash charges against net income related to stock-based compensation, (f) non-cash gains to net income and (g) non-cash accrued rent expense in connection with the Navy Yard Lease or Office Lease, in each case to the extent deducted in determining net income, as determined for the Borrowers in accordance with GAAP.

d.         Amendment to Schedule 2.01 to Credit Agreement.  In order to postpone the Commitment reduction with respect to Working Capital Revolver Loans that is scheduled to occur on January 14, 2011, Part A of Schedule 2.01 (Commitments and Applicable Percentages) to the Credit Agreement is hereby amended as follows: under heading “A. Working Capital Revolver Loan and L/C Obligations”, each place the date “January 14, 2011” appears, replace such date with “the Maturity Date” and delete all text following the newly inserted “the Maturity Date” in each entry under the column heading “Working Capital Revolver Loan and L/C Obligations Commitment”.

e.          Loan Maturity Date.

             (i)           Section 2.13(d) of the Credit Agreement is hereby amended by replacing “September 1, 2012” with “the Waiver Termination Date”.

             (ii)           Section 2.13 of the Credit Agreement is hereby amended to add the following Section 2.13(e):  “(e) Notwithstanding the foregoing Sections 2.13(a) through (c), if the Working Capital Revolver Loan Maturity Date, the Swing Line Loan Maturity Date, the Fixed Asset Loan Maturity Date, the Mortgage Component Maturity Date, the Equipment Component Maturity Date, and the IP Component Maturity Date have not otherwise occurred as of the Waiver Termination Date, then each such Maturity Date shall be the Waiver Termination Date.”

f.           Interest Rate.  Section 2.14 of the Credit Agreement is hereby amended to add the following Section 2.14(e):  “(e) Notwithstanding the foregoing Sections 2.14(a) through (d), effective December 31, 2010, (i) each Loan (other than the Job Bank Term Loan) shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Daily LIBOR Rate plus 5.5%, and (ii) each Job Bank Term Loan shall bear interest on the outstanding principal amount thereof at a rate per annum of 7.5%.  All interest shall be payable on the first business day of each calendar month.”

g.          Covenants.

(i)           Section 6.01(g) of the Credit Agreement is amended to delete the “.” at the end of such section and to add in its place “; and”.

(ii)           New Sections 6.01(h) and (i) are added to the Credit Agreement, which sections shall read as follows:

             (h)           (i) on or before the Seventh Amendment Effective Date, a thirteen-week cash flow forecast for the thirteen-week period covering the period of the week ending January 14, 2011 to the week ending April 8, 2011 (the “Q1 Budget”), (ii) on or before April 1, 2011, a thirteen-week cash flow forecast reasonably acceptable to the Lenders for the thirteen-week period covering the period of the week ending April 15, 2011 to the week ending June 30, 2011 (the “Q2 Budget”), and (iii) on or before every Wednesday after the Seventh Amendment Effective Date, a thirteen-week cash flow forecast in form substantially similar to the Q1 Budget or the Q2 Budget, as applicable (each, a “Weekly Budget”), which, in the case of each of the Q1 Budget, the Q2 Budget and each Weekly Budget, projects on a weekly basis for said thirteen-week period (each, a “Budget Period”) cash revenue, receipts, expenses and disbursements and other information relevant to the Borrowers’ business and, in the case of each Weekly Budget, showing for the week most recently ended actual cash flows versus the Q1 Budget or Q2 Budget, as applicable.  Any material and adverse amendments or changes to the Q1 Budget or Q2 Budget may only be made with the prior written consent of the Agent; and

             (i)           on or before every Wednesday after the Seventh Amendment Effective Date (time being of the essence), a weekly sales flash report setting forth weekly gross sales of the Borrowers.

(iii)           Section 6.12 of the Credit Agreement is deleted in its entirety and replaced with the following:

   (a)           Minimum EBITDA.    Maintain on a consolidated basis EBITDA of at least the amount indicated for each period specified below:

Period	Minimum Amount
For the three months ended March 26, 2011	$3,200,000
For the four months ended	$5,500,000

April 30, 2011
For the five months ended May 28, 2011	$7,700,000
For the six months ended June 25, 2011	$9,300,000

The amount will be calculated at the end of each period specified above and such calculation, in reasonable detail, shall promptly, but in any event no later than 30 days after the end of such period, be delivered to Agent.

(b)           Minimum Liquidity.      Maintain on a consolidated basis minimum Liquidity of:

(i) $1,250,000 as of the end of each week ended February 4, 2011 through the week ended February 18, 2011;

(ii) $750,000 as of the end of each week ended February 25, 2011 through the week ended April 8, 2011; and

(iii) For the Budget Period reflected in the Q2 Budget, an amount to be agreed upon by Borrowers and the Lenders after receipt of the Q2 Budget.

The minimum Liquidity will be calculated at the end of each period specified above and such calculation, in reasonable detail, shall be delivered to Agent no later than Wednesday of the immediately following week.

(c)           Capital Expenditures.      Not permit its Capital Expenditures (excluding Capital Leases) to exceed $1,700,000 during the Waiver Period.

(d)           Minimum Cumulative Gross Sales Test.  Maintain on a consolidated basis cumulative Gross Sales of at least the amount indicated for each period specified below:

Period	Cumulative Gross Sales	Reporting Date
Nine Weeks Ended February 26, 2011	$47,400,000	March 4, 2011
Thirteen Weeks Ended March 26,	$72,300,000	April 1, 2011

2011
Thirteen Weeks Ended April 30, 2011	$76,100,000	May 6, 2011
Thirteen Weeks Ended May 28, 2011	$79,700,000	June 3, 2011
Thirteen Weeks Ended June 25, 2011	$80,100,000	July 1, 2011

The cumulative Gross Sales of Borrowers shall be calculated for each period specified above and such calculation, in reasonable detail, shall promptly, but in any event no later than the applicable Reporting Date specified above, be delivered to Agent.

(iv)           New Section 6.25 is added to the Credit Agreement, which section shall read as follows:

6.25      Sale Process.   Undertake a process (the “Sale Process”) to effectuate a Sale during the Waiver Period.  In connection with the Sale and Sale Process, the Borrowers agree to the following tasks by the dates set forth below (each a “Sale Process Milestone” and, collectively, the “Sale Process Milestones”):

(a)           By no later than the week of January 17, 2011, Borrowers and Janney shall have completed an offering book (the “Offering Book”) for potentially-interested parties and delivered a copy of the Offering Book to the Agent;

(b)           By no later than the week of January 24, 2011, the Borrowers and Janney shall have begun to distribute the Offering Book to potentially-interested parties;

(c)           By no later than the week of January 31, 2011, Borrowers shall have set up either or both of a physical or virtual due diligence room and shall have populated such due diligence room(s) with all then current data, documents, information and materials that a bona fide purchaser would reasonably deem relevant in evaluating whether to participate in a Sale.  Agent and Lenders and their representatives, consultants, advisors, attorneys and other professionals shall have access to the due diligence room(s) and all information, documents and materials (including, without limitation, access to Janney and Borrowers’ employees and executives) made available to any prospective purchaser;

(d)           By no later than the week of March 7, 2011, Borrowers shall have received at least one (1) expression of interest that contemplate sufficient cash consideration to repay in full in cash all of the Obligations and all transaction costs (each an “Expression of Interest”) from a bona fide prospective purchaser for a Sale, such purchaser having the financial wherewithal to close on a Sale on or before June 30, 2011.  Promptly upon receipt of an Expression of Interest, Borrowers shall deliver to the Agent a copy of such Expression of Interest, together with all exhibits, attachments and items related thereto;

(e)           By no later than the week of April 29, 2011, Borrowers’ Boards of Directors shall have approved as required in accordance with Borrowers’ respective Bylaws, and the Borrowers shall have executed, a definitive agreement (the “Purchase Agreement”) for a Sale to a bona fide purchaser to close on or before June 30, 2011 and which provides for sufficient cash consideration to repay in full in cash all of the Obligations and transaction costs.  Promptly upon receipt of such a Purchase Agreement, the Borrowers shall deliver to the Agent an executed copy of the Purchase Agreement, together with all exhibits, attachments and items related thereto; and

(f)           By no later than June 30, 2011, Borrowers shall have closed on a Sale, with shareholder approval, as required, and satisfied in full in cash all Obligations.

Time is of the essence with regard to each Sale Process Milestone.

In connection with the Sale Process, the Borrowers and Janney shall deliver to the Agent and its consultants and advisors written status reports, in form and substance reasonably acceptable to the Agent, regarding the Sale Process, interested parties, prospective purchasers, status of due diligence and projected timeline to a closing on a Sale, and, on each Thursday during the Waiver Period, shall meet either in person or telephonically with the Agent, Lenders and their consultants and advisors to discuss the Sale Process.  In addition to representatives of Janney, Borrowers’ Chief Financial Officer and, to the extent one exists, Chief Restructuring Officer (or if either is not available, a designee with comparable knowledge) shall participate in each such weekly meeting.

h.           Negative Covenants.

(i)           Section 7.08 of the Credit Agreement is deleted and replaced with the following:

                   7.08.           Restricted Payments.  Announce, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests except upon and as part of the consummation of a Sale in accordance with the terms of this Agreement.

(ii)           New Section 7.20 is added to the Credit Agreement, which section shall read as follows:

          7.20           Payments to MELF, PIDC, Liberty, Liberty II and New Lenders. Make any payments to MELF, PIDC, L/S 26th Street South, L.P. (“Liberty”), L/S Three Crescent Drive, LP (“Liberty II”) or any New Lender on or after the Seventh Amendment Effective Date through the Waiver Termination Date, except that Borrowers may (x) make payments to Liberty and Liberty II for Operating Expenses first due in January 2011 or during the Waiver Period to Liberty under the Navy Yard Lease or Liberty II under the Office Lease, (y) make payments of interest to MELF and PIDC on their portion of the New Loans at per annum rates not in excess of 4.25% and 9.5%, respectively.  For purposes of this section, “Operating Expenses” shall have the meaning ascribed to such term in each of the Navy Yard Lease and the Office Lease, respectively, and (z) pay any commitment fee payable to PIDC or MELF, respectively, in connection with their portion of the New Loans.

i.           Events of Default.

(i)           Section 9.01(c) is amended to delete the words “and such failure continues for 30 days”.

                        (ii)          Section 9.01(f) is amended to delete the words (a) “and the appointment continues undischarged or unstayed for 60 calendar days” from the third clause of such section and (b) “and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding” from the last clause of such section.

(iii)         Sections 9.01(u) and 9.01(v) of the Credit Agreement are deleted and replaced with the following:

(u)           (i) any breach by any Borrower of any of its agreements under the Waiver Agreement and Sixth Amendment to Credit Agreement (the “Sixth Amendment”), dated as of December 31, 2010 (except to the extent performance of any obligation thereunder is waived pursuant to the Seventh Amendment); (ii) any breach by any Borrower of any of its agreements under Seventh Amendment; and (iii) the termination or resignation of Argus Management Corporation (“Financial Advisor”) as financial advisor to the Company and the Company’s failure to replace Financial Advisor with a financial advisory firm reasonably acceptable to Lenders within three (3) Business Days after the effective date of such termination or resignation; or

(v)           the occurrence, on the reasonable determination of the Lenders, of a material adverse deviation of the Borrowers’ financial performance from that set forth in the Q1 Budget or Q2 Budget; or

(w)           to the extent any Specified Default (as defined in the Seventh Amendment) exists as of the Waiver Termination Date or, but for the Sixth Amendment and Seventh Amendment, would have existed at any time from and including December 25, 2010 through the Waiver Termination Date; or

(iv)           New Sections 9.01(x) - (gg) are added to the Credit Agreement, which sections shall read as follows:

(x)           the termination or suspension of the Sale Process for any reason; or

(y)           the termination or resignation of Janney as Borrowers’ investment banker and financial advisor or other reduction in Janney’s duties or responsibilities in such roles or any act by Borrowers to inhibit Janney’s performance of its duties and responsibilities in such roles, unless (A) such termination or resignation is for the purpose of the Borrowers engaging another investment banker satisfactory to the Agent and (B) the Borrowers, in fact, engage such other investment banker within three (3) business days of Janney’s resignation or termination; or

(z)           after execution of a Purchase Agreement, such Purchase Agreement is terminated for any reason unless another Purchase Agreement is executed no later than the week of April 29, 2011; or

(aa)           MELF or PIDC receives any payment from, or on behalf of, any Borrower other than monthly interest payments under the New Loans to the extent expressly permitted under this Agreement; or

(bb)           any New Lender, other than MELF and PIDC, receives any payment from or on behalf of Borrowers; or

(cc)           Liberty or Liberty II receives any payment from, or on behalf of, any Borrower other than payments for Operating Expenses first due during the Waiver Period to Liberty under the Navy Yard Lease or Liberty II under the Office Lease; or

(dd)           MELF, PIDC, Liberty or Liberty II terminates any obligation that any of the foregoing now or in the future have to forbear from exercising rights and remedies under their respective agreements with one or more of the Borrowers or any of MELF, PIDC, any New Lender (as defined in the Seventh Amendment), Liberty or Liberty II seeks to exercise any remedies against any of the Borrowers in connection with obligations owing by the Borrowers to it; or

(ee)           Any material default occurs under (a) the New Loans or the documents related thereto or (b) the Office Lease or the documents collateral thereto; or

(ff)             the termination of the “Waiver Period” as defined in the Letter from Liberty to the Company dated January 14, 2011; or

(gg)           the termination of the “Waiver Period” as defined in the Letter from Liberty II to the Company dated January 14, 2011.

7.             Cash Management and Swing Line Advances.  For the sake of clarity, the Lenders acknowledge and agree that the Swing Line Lender may continue to make Swing Line Loans to the Borrowers and such Lenders confirm their obligations to the Swing Line Lender under Section 2.04 of the Credit Agreement (Swing Line Loans) with respect to Swing Line Loans.

8.             Covenants of and Acknowledgements by Borrowers.  Borrowers further acknowledge and agree that:

a.           Cooperation with Agent’s and Lenders’ Consultants.  Borrowers and their consultants and advisors shall provide Agent, Lenders and their advisors, consultants and professionals access, at Borrowers’ expense, to all books, records and other information (except for privileged information and attorney work product, it being understood that Janney work product shall not constitute privileged information or attorney work product) in Borrowers’ possession or control and to Borrowers’ executives, as may be reasonably requested, for all purposes.  Borrowers and their consultants and advisors and executives shall cooperate fully with Agent, Lenders and their advisors, consultants and professionals in providing access to books, records and other information.

b.           IP Assignments.  Borrowers shall execute and deliver within five Business Days after the Effective Date to Agent the IP Assignment Agreements in the form attached hereto as Schedule 4.

9.             Effective Date.  This Agreement shall become effective on the date (the “Effective Date”) that the following conditions are satisfied:

a.           each of the Lenders, each of the Borrowers, and the Agent shall have executed counterparts to this Agreement and delivered the same to the Agent,

b.           MELF and PIDC shall have agreed to postpone all payments due and owing to them by the Borrowers through at least July 1, 2011 and shall have waived all existing defaults, if any, related to the MELF Loans and PIDC Loans, respectively, pursuant to an agreement(s) in the form attached hereto as Schedule 2 (each a “MELF/PIDC Agreement”), each of which MELF/PIDC Agreement (without implying any current or future obligation on the Agent or Lenders to obtain any consent to any amendments or waivers except as expressly set forth in the Intercreditor Agreement) shall include MELF’s and PIDC’s consent to this Agreement,

c.           Liberty and Liberty II shall have each agreed, pursuant to an agreement in the form attached hereto as Schedule 3 (each a “Liberty Agreement”), to postpone all payments (except for Operating Expenses first due pursuant to the Bakery Lease and Office Lease, respectively, during the Waiver Period) due and owing to Liberty and Liberty II, respectively, by the Borrowers through at least June 30, 2011 and to waive all known defaults, if any, related to the Liberty Leases,

d.           Borrowers shall have delivered to Agent updated insurance certificates showing, in the case of liability insurance, that "Citizens Bank of Pennsylvania, as Agent"  is an "additional insured" and, in the case of property casualty insurance, that "Citizens Bank of Pennsylvania, as Agent"  is an "additional insured and lender loss payee",

e.           Borrower shall have received not less than $5,000,000 in cash proceeds of one or more loans on terms and conditions acceptable to Agent (each such loan a “New Loan”), the payment obligations and any liens related thereto to be subordinate to the Obligations and Agent’s liens in Borrowers’ assets, subject only to the terms of the Intercreditor Agreement,

f.           each New Lender, PIDC and MELF shall have executed and delivered an Amended and Restated Intercreditor Agreement in the form attached hereto as Schedule 5 (the “New Loan Intercreditor Agreement”), and

g.           Borrowers shall have delivered to Lenders a cash flow forecast for the thirteen-week period covering the period of the week ending January 14, 2011 to the week ending April 8, 2011 (the “Q1 Budget”) in form and substance reasonably acceptable to the Lenders, which projects on a weekly basis for the period reflected therein cash revenue, receipts, expenses and disbursements and other information relevant to the Borrowers’ business.

10.           Representations and Warranties.  Borrowers represent and warrant to Lenders that (a) each Borrower: (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of formation, and (ii) has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations under this Agreement; (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of the Borrowers (including, without limitation, any required shareholder approvals); (c) the execution, delivery and performance hereof, the consummation of the transactions herein contemplated and the compliance with the terms and conditions hereof do not conflict with or result in a breach of, or require consent under, the organizational documents of any Borrower, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument by which any Borrower or any of its property is bound or by which any Borrower or any of its property is subject, and do not constitute a default under any such agreement or instrument, or result in the creation or imposition of any lien or encumbrance upon any property of any Borrower pursuant to the terms of any such agreement or instrument; (d) this Agreement has been duly and validly executed and delivered by each Borrower and constitutes its legal, valid and binding obligation, enforceable against each Borrower in accordance with its terms;  (e) no authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency, or any securities exchange, are necessary for the execution, delivery or performance by any Borrower of this Agreement or for the legality, validity or enforceability hereof; (f) there are no Default or Events of Default in existence under the Loan Documents other than the Specified Defaults; (g) assuming PIDC and MELF each execute a MELF/PIDC Agreement, no Borrower is aware of any facts or circumstances existing or expected to exist prior to June 30, 2011 that would constitute defaults or events of default under any Borrower’s agreement(s) with MELF or PIDC; (h) assuming Liberty and Liberty II execute the Liberty Agreement, no Borrower is aware of any facts or circumstances existing or expected to exist prior to June 30, 2011 that would constitute defaults or events of default under any Borrower’s agreement(s) with Liberty I or Liberty II, and (i) no Borrower is aware of any facts or circumstances existing or expected to exist prior to June 30, 2011 that would constitute defaults or events of default under any Borrower’s agreement(s) with any New Lender.

11.           ACKNOWLEDGEMENT AND RELEASE.

BORROWERS AND LENDERS EACH ACKNOWLEDGE AND AGREE THAT (I) THE INDEBTEDNESS, SECURITY INTERESTS AND OTHER LIENS GRANTED TO LENDERS SECURING THE OBLIGATIONS ARE VALID AND PERFECTED IN ACCORDANCE WITH APPLICABLE LAW; (II) THE OBLIGATIONS ARE NOT SUBJECT TO ANY SETOFF, DEFENSE, CLAIM, COUNTERCLAIM, RECOUPMENT, OR AVOIDANCE AND/OR SUBORDINATION UNDER THE BANKRUPTCY CODE OR OTHERWISE; AND (III) BORROWERS HOLD NO CLAIMS AGAINST AGENT OR ANY LENDER, INDIVIDUALLY AND/OR AS AGENT, SUCCESSOR OR ASSIGN, OR AGAINST AGENT’S OR ANY LENDER’S OFFICERS, AGENTS, DIRECTORS, REPRESENTATIVES, ATTORNEYS, AND SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “LENDER PARTIES”).  TO THE EXTENT THAT ANY BORROWER HOLDS ANY CLAIMS AGAINST ONE OR MORE OF THE LENDER PARTIES, INCLUDING BUT NOT LIMITED TO CLAIMS RELATING TO ANY EXTENSION OR NON-EXTENSION OF A LETTER OF CREDIT OR ANY ISSUANCE OR NON-ISSUANCE OF A LETTER OF CREDIT OR OTHERWISE ARISING FROM THE LOAN DOCUMENTS AND ADMINISTRATION THEREOF OR COLLECTION OF

AMOUNTS DUE THEREUNDER, OR ANY APPLICATIONS, DISCUSSIONS, AND/OR COMMITMENTS TO ENTER INTO ANY FINANCE TRANSACTIONS, WAIVER OR FORBEARANCE AGREEMENTS AND/OR AGREEMENTS PRIOR TO THE DATE OF EXECUTION OF THIS AGREEMENT, AS CONSIDERATION FOR AGENT’S AND LENDERS’ UNDERTAKINGS UNDER THIS AGREEMENT, BORROWERS HEREBY UNCONDITIONALLY FOREVER RELEASE, DISCHARGE, AND ACQUIT THE LENDER PARTIES OF ANY AND ALL CLAIMS, BREACHES OF CONTRACT, DEBTS, SUITS, DEMANDS, CAUSES OF ACTIONS AND ACTIONS OF ANY TYPE OR NOTICE WHICH AROSE OR ARE BASED ON OCCURRENCES OR TRANSACTIONS WHICH TOOK PLACE PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT, WHETHER KNOWN OR UNKNOWN, CONTINGENT OR LIQUIDATED, SUSPECTED OR UNSUSPECTED, AT LAW OR IN EQUITY, OR BASED IN CONTRACT OR TORT.  EACH BORROWER ACKNOWLEDGES AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY TO RECEIVE THE ADVICE OF COUNSEL IN CONNECTION WITH THIS ACKNOWLEDGMENT AND RELEASE AND HAS VOLUNTARILY ENTERED INTO THIS ACKNOWLEDGEMENT AND RELEASE.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

BORROWERS ACKNOWLEDGE THAT BORROWERS HAVE NO RIGHT TO CURE EVENTS OF DEFAULT.

12.           Future Negotiations.  The parties hereto acknowledge and agree that (A) the Lenders and Agent have not agreed to and have no future obligation whatsoever to discuss, negotiate or agree to any restructuring of the Borrowers’ obligations with respect to (i) the MELF Loans, (ii) the PIDC Loans, (iii) the Bakery Lease , the Improvement Agreement or the Office Lease, (iv) the New Loans, or (v) the Loans and the Loan Documents, or any of them, or any modification, amendment, restructuring or reinstatement of the Loan Documents (including any future postponement of any Commitment reduction) or forbearing from exercising their rights and remedies under the Loan Documents, (B) if there are any future discussions among any of the Lenders, Agent, MELF, PIDC, Liberty, Liberty II, one or more New Lenders, and the Borrowers concerning any such restructuring, modification, amendment or reinstatement, then no restructuring, modification, amendment, reinstatement, compromise, settlement, agreement or understanding with respect to the Borrowers’ obligations with respect to the Loan Documents, or any of them, or any aspect thereof, shall constitute a legally binding agreement or contract or have any force or effect whatsoever unless and until reduced to writing and signed by authorized representatives of all parties, and that none of the parties hereto shall assert or claim in any legal proceedings or otherwise that any such agreement exists except in accordance with the terms of this Section 12.

13.           Amendment Fee.  As consideration for Agent and Lenders to enter into this Agreement, Borrowers shall pay to Agent, for the account of each Lender in accordance with their respective Applicable Percentages of the Loans, an amendment fee equal to 50 basis points of the total Commitment (the “Amendment Fee”). The Amendment Fee is due and payable in full on the Waiver Termination Date.  Borrowers agree that the Amendment Fee has been fully earned by Agent and Lenders and is non-refundable.  In addition to the Amendment Fee and without limiting Borrowers’ expense reimbursement obligations under the Credit Agreement, Borrowers shall promptly reimburse Agent and Lenders, upon each periodic request by Agent, for all expenses incurred by Agent and Lenders related to or arising from Agent’s and each Lender’s engagement of counsel and Agent’s engagement of FTI Consulting, Inc. (“FTI”) (and any replacement for or successor to FTI, if any, in the future) for provision of services related to the Loans, including, without limitation, all fees and expenses of counsel and FTI incurred by Agent and any Lender.  FTI shall prepare and provide to Borrowers a budget with respect to the services it has rendered from the date of its engagement through the date hereof and the services it is to render (subject to Borrowers’ review and approval in their reasonable discretion), and, if FTI’s fees, costs and expenses exceed such budget in any material respect, Borrowers shall not be responsible for the payment of any such excess amounts.

14.           Counterparts.  This Agreement may be executed by each party in counterparts and may be delivered by facsimile or in electronic PDF sent via e-mail, each of which shall be deemed to be an original and all of which, taken together, shall constitute one agreement binding upon all parties.

15.           Binding Effect.  All the terms and provisions of this Agreement, including, but not limited to, the security interests and liens confirmed hereby, and the priority established hereby, shall be binding upon Borrowers and upon any subsequently appointed trustee (regardless of whether under chapter 7 or chapter 11 of the Bankruptcy Code) in any case filed by or against any Borrower under the Bankruptcy Code.

16.           Status of Loan Documents.  Borrowers further agree that (a) all terms and conditions of the Loan Documents, including, without limitation, the Credit Agreement, Security Agreement, Open-end Mortgage and Open End Leasehold Mortgage described in the Recitals, remain in full force and effect, except as expressly modified by the terms of this Agreement and (b) this Agreement constitutes a Loan Document.

17.           No Waiver.  The execution, delivery and effectiveness of this Agreement by Lenders except as expressly provided in this Agreement to the contrary, shall be without prejudice to, or waiver of any Defaults and Events of Default that have occurred to date under the Loan Documents or occur with the passage of time.  The execution of this Agreement shall not operate as a waiver of any right, power or remedy of Lenders under any of the Loan Documents, nor constitute a waiver of any provisions of any of the Loan Documents.  All of the provisions and covenants of the Credit Agreement and other Loan Documents are and shall continue to remain in full force and effect in accordance with the terms thereof and are hereby in all respects ratified and confirmed, as amended by this Agreement.  Each Borrower shall remain obligated to comply with all of its obligations contained in each Loan Document to which it is a party, except as otherwise provided by this Agreement and any other documents required by this Agreement.  This Agreement and any other documents required by this Agreement shall be deemed to be a Loan Document for all purposes under and in connection with this Agreement, the Credit Agreement and the other Loan Documents and shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.  This Agreement is not intended to confer any rights or benefits on any Person other than the parties hereto and their respective successors and assigns, except that the Lender Parties are intended third-party beneficiaries of the acknowledgment and release provisions hereof.

18.           Choice of Law.  This agreement and the documents executed in connection herewith shall in all respects be construed in accordance with, and governed by, the internal laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws of such Commonwealth.

19.           Authority.  The signatories hereto represent and warrant that they have full authority to execute this Agreement.

20.           Advice of Counsel.  The parties to this agreement have received the advice of counsel in the negotiation and execution of this Agreement.

[signatures on following three page]

IN WITNESS WHEREOF, the parties are executing this Agreement as of the day and year first above written.

BORROWERS:

TASTY BAKING COMPANY

By:
Name:
Title:

TBC FINANCIAL SERVICES, INC.

By:
Name:
Title:

TASTY BAKING OXFORD, INC.

By:
Name:
Title:

AGENT:

CITIZENS BANK OF PENNSYLVANIA, as Administrative Agent, Collateral Agent and L/C Issuer

By:
Name:
Title:

LENDERS:

CITIZENS BANK OF PENNSYLVANIA, as Lender

By:
Name:
Title:

BANK OF AMERICA, N.A., as Lender

By:
Name:
Title:

SOVEREIGN BANK, as Lender

By:
Name:
Title:

MANUFACTURERS AND TRADERS TRUST COMPANY, as Lender

By:
Name:
Title:

Schedule 1

Specified Defaults

Principal Payments On or About January 1, 2011

Fixed Asset Loans		$246,211.81

Mortgage Component	$19,466.66

Equipment Component	$179,545.15

IP Component	$47,200.00

Job Bank Term Loan		$83,333.00

TOTAL		$329,544.81

Covenant Defaults

(a) failure to satisfy, as at December 25, 2010 certain financial covenants set forth in Section 6.12 of the Credit Agreement;

(b) any Event of Default that arises as a result of a “going concern” qualification to Borrowers’ audited financial statements for the fiscal year ended December 25, 2010;

(c) any Event of Default that arises from Borrower’s failure to make “minimum required contributions” to Borrowers’ ERISA Plans, provided, the Borrowers shall have submitted a funding waiver request to the Internal Revenue Service.

Schedule 2

MELF/PIDC Agreement

Schedule 3

Liberty Agreement

Schedule 4

IP Assignment Agreements

Schedule 5

Bridge Loan Intercreditor Agreement